TRANSFERABLE (US)

THE TIMKEN COMPANY
Nonqualified Stock Option Agreement
    WHEREAS, _______ (the “Optionee”) is an employee of The Timken Company (the “Company”); and
WHEREAS, the Company hereby grants the Option Rights, evidenced by this Nonqualified Stock Option Agreement (this “Agreement”), effective as of __________, 20__ (the “Date of Grant”); and
    WHEREAS, the Option Rights evidenced hereby are intended to be nonqualified Option Rights and shall not be treated as Incentive Stock Options.
NOW, THEREFORE, pursuant to the Company’s 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Plan”), and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to the Optionee the grant of (i) nonqualified Option Rights (the “Option”) to purchase _____ Common Shares at the exercise price of __________ per Common Share (the “Option Price”) which represents the Market Value per Share on the Date of Grant. The Company agrees to cause certificates for any Common Shares purchased hereunder to be delivered to the Optionee upon payment of the Option Price in full, subject to the terms and conditions of the Plan, in addition to the terms and conditions of this Agreement.
1.Four-Year Vesting of Option.
(a)Normal Vesting: Unless terminated as hereinafter provided, the Option shall be exercisable to the extent of one-fourth (1/4th) of the Common Shares covered by the Option after the Optionee shall have been in the continuous employ of the Company or a Subsidiary for one full year from the Date of Grant and to the extent of an additional one-fourth (1/4th) of the Common Shares covered by the Option after each of the next three successive years during which the Optionee shall have been in the continuous employ of the Company or a Subsidiary. For the purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries.
(b)Vesting Upon Retirement: If the Optionee retires before the fourth anniversary of the Date of Grant, then the Optionee’s Option shall become nonforfeitable in accordance with the terms and conditions of, and over the time period described in, Section 1(a) as if the Optionee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of the fourth anniversary or the occurrence of an event referenced in Section 2, whichever occurs first. For purposes of this Agreement, “retires” or “retirement” shall mean: (i) the Optionee’s voluntary termination of employment at or after age 62 or (ii) Optionee’s termination of employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the preceding clause (i).
(c)To the extent that the Option shall have become exercisable in accordance with the terms of this Agreement, it may be exercised in whole or in part from time to time thereafter.

2.    Accelerated Vesting of Option. Notwithstanding the provisions of Sections 1(a) or 1(b) hereof, the Option may become exercisable earlier than the time provided in such sections if any of the following circumstances apply:
(a)Death or Disability: The Option shall become immediately exercisable in full if the Optionee should die or become permanently disabled while in the employ of the Company or any Subsidiary. For purposes of this Agreement, “permanently disabled” shall mean that the Optionee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.
(b)Change in Control:
(i)Upon a Change in Control occurring during the four-year period described in Section 1(a) above while the Optionee is an employee of the Company or a Subsidiary, to the extent the Option has not been forfeited, the Option shall become immediately exercisable in full, except to the extent that a Replacement Award is provided to the Optionee for such Option.
(ii)For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of stock options, (B) that have a value at least equal to the value of the Option, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if the Optionee is subject to U.S. federal income tax under the Code, are not less favorable to the Optionee than the tax consequences of the Option, (E) that becomes exercisable in full upon a termination of the Optionee’s employment with the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”) for Good Reason by the Optionee or without Cause (as defined in Section 2(d)) by the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to the Optionee than the terms and conditions of the Option (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Option if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)For purposes of Section 2(b)(ii), “Good Reason” will be defined to mean: a material reduction in the nature or scope of the responsibilities, authorities or duties of the Optionee attached to the Optionee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of the Optionee’s principal office immediately prior to the Change in Control, or a material reduction in the Optionee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason, the Optionee gives notice to the Company or the Successor of the occurrence of such event and the Company or the Successor fails to cure the event within 30 days following the receipt of such notice.
(c)Divestiture: The Option shall become immediately exercisable in full if the Optionee’s employment with the Company or a Subsidiary terminates as the result of a divestiture. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which the Optionee performs a majority of the Optionee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(d)Termination Without Cause: Subject to Section 2(e) hereof, if (i) the Optionee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary other than for

Cause (a “Termination Without Cause”) and (ii) the Optionee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of the Optionee’s termination of employment that provides for severance pay calculated by multiplying the Optionee’s base compensation by a specified severance period, then the Option shall be exercisable with respect to the total number of Common Shares that would have been exercisable under the provisions of Section 1(a) hereof if the Optionee had remained in the employ of the Company through the end of the severance period. For purposes of this Agreement, “Cause” shall mean: an intentional act of fraud, embezzlement or theft in connection with the Optionee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of the Optionee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of the Optionee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of the Optionee’s duties to the Company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of the Optionee shall be deemed “intentional” unless done or omitted to be done by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided, that for any Optionee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.
(e)Release Requirement: Notwithstanding any provision of this Agreement to the contrary, the Option will not become exercisable pursuant to Section 2(d) of this Agreement as a result of a Termination Without Cause or pursuant to Section 2(b)(ii)(E) of this Agreement as a result of a termination of employment for Good Reason by Optionee or without Cause by the Successor unless, to the extent permitted by applicable law, Optionee signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company at the time such release is provided) of Optionee’s termination of employment.
3.    Termination of Option. The Option shall terminate automatically and without further notice on the earliest of the following dates:
(a)ninety days after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary, unless (i) the cessation of his employment (A) is a result of his death, permanent disability, or retirement or (B) follows a Change in Control, a divestiture, or a Termination Without Cause, or (ii) the Optionee continues to serve as a director of the Company following the cessation of his employment;
(b)three years after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary following (i) a Change in Control, (ii) a divestiture, or (iii) a Termination Without Cause;
(c)five years after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary (i) as a result of his death, or (ii) as a result of his permanent disability;
(d)five years after the date upon which the Optionee ceases to be a director of the Company if he continues to serve as a director of the Company following the cessation of his employment other than as a result of his retirement; or
(e)ten years after the Date of Grant. (By way of illustration, if (i) the Optionee remains an employee of the Company or a Subsidiary until the ten-year anniversary of the Date of Grant, or (ii) the Optionee ceases to be an employee of the Company or a Subsidiary as a result of his retirement, the Option shall terminate automatically and without further notice ten years after the Date of Grant.)
    In the event that the Optionee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, the Option shall terminate at the time of that determination notwithstanding any other provision of this Agreement to the contrary.

4.Payment of Option Price. The Option Price shall be payable (a) in cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) by transfer to the Company of nonforfeitable, unrestricted Common Shares that have been owned by the Optionee for at least six months prior to the date of exercise, (c) subject to any conditions or limitations established by the Committee, the Company’s withholding Common Shares otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, or (d) by any combination of the methods of payment described in Sections 4(a), 4(b) and 4(c) hereof. Nonforfeitable, unrestricted Common Shares that are transferred by the Optionee in payment of all or any part of the Option Price and Common Shares withheld by the Company shall be valued on the basis of their Market Value per Share. Subject to the terms and conditions of Section 7 hereof and Section 12 of the Plan, and subject to any deferral election the Optionee may have made pursuant to any plan or program of the Company, the Company shall cause certificates for any shares purchased hereunder to be delivered to the Optionee upon payment of the Option Price in full.
5.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law. To the extent that the Ohio Securities Act shall be applicable to the Option, the Option shall not be exercisable unless the Common Shares or other securities covered by the Option are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.
6.Transferability and Exercisability.
(a)Except as provided in Section 6(b) below, the Option, including any interest therein, shall not be transferable by the Optionee except by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by him or, in the event of his legal incapacity to do so, by his guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.
(b)Notwithstanding Section 6(a) above, the Option may be transferable by the Optionee, without payment of consideration therefor, to any family member of the Optionee (as defined in Form S-8), or to one or more trusts established solely for the benefit of such members of the immediate family or to partnerships in which the only partners are such members of the immediate family of the Optionee; provided, however, that such transfer will not be effective until notice of such transfer is delivered to the Company; and provided, further, however, that any such transferee is subject to the same terms and conditions hereunder as the Optionee.
7.Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the Option Price and the number or kind of shares of stock or other securities covered by the Option, and in other terms and provisions, that the Committee shall determine to be equitably required to prevent any dilution or expansion of the Optionee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of the Optionee’s rights under this Agreement such alternative consideration (including cash) as the Committee shall determine in good faith to be equitable under the circumstances.
8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Common Shares to the Optionee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.  The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares delivered to the Optionee. Any Common Shares so withheld shall be credited against such withholding requirements at the market value of such shares on the date of such withholding.
9.Detrimental Activity and Recapture.
(a)In the event that, as determined by the Committee, the Optionee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the Option will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. Nothing in this Agreement prevents the Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(b)If a Restatement occurs and the Committee determines that the Optionee is personally responsible for causing the Restatement as a result of the Optionee’s personal misconduct or any fraudulent activity on the part of the Optionee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Option (and the Common Shares underlying the Option) awarded to the Optionee for some or all of the years covered by the Restatement. The amount of the Option (and the Common Shares underlying the Option) recovered by the Company shall be limited to the amount by which such Option (and the Common Shares underlying the Option) exceeded the amount that would have been awarded to the Optionee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 9(b) by: (i) seeking repayment from the Optionee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Optionee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Optionee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.
10.Clawback. Notwithstanding anything to the contrary, if the Optionee breaches any of the Optionee’s obligations under any non-competition or other restrictive covenant agreement that the Optionee has entered into with the Company or a Subsidiary, including the Nondisclosure and Assignment Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), to the extent permissible by local law, the Optionee shall forfeit any portion of the Option that has not become exercisable and any portion of the Option that has become exercisable, but has not yet been exercised. In addition, in the event that the Optionee breaches the Non-Competition Agreement, if the Company shall so determine, the Optionee shall, promptly upon notice of such determination, (a) return to the Company all of the Common Shares that the Optionee has not disposed of that were issued upon exercise of any portion of the Option that became exercisable pursuant to this Agreement, and (b) with respect to any Common Shares so issued upon exercise under this Agreement that the Optionee has disposed of, pay to the Company in cash the difference between the Option Price and the aggregate Market Value per Share of those Common Shares on the date of exercise, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.
11.No Right to Future Awards or Continued Employment. This Option is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This Option and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Optionee any right to continue employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Optionee.
12.Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
13.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee with respect to the Option without the Optionee’s consent.
14.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
15.Processing of Information. Information about the Optionee and the Optionee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Optionee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Optionee’s country or elsewhere, including the United States of America. The Optionee consents to the processing of information relating to the Optionee and the Optionee’s participation in the Plan in any one or more of the ways referred to above.
16.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.
17.Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

This Agreement is executed by the Company on this ___ day of __________, 20__.
              THE TIMKEN COMPANY
                    By ________________________________________
                   Name

Title
The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.
______________________________
Optionee
                        Date: _________________________

Exhibit A
Non-Disclosure and Assignment Agreement